AGL Resources Reports First Quarter 2016 Earnings

•	1Q 2016 diluted EPS of $1.53, excluding merger expenses, compared to $1.62 in 1Q 2015

•	1Q 2016 diluted EPS of $1.30, excluding merger expenses and wholesale services, compared to $1.34 in 1Q 2015

•	Year-over-year weather impact across distribution operations and retail operations was $(0.11) due to warmer-than-normal weather in 1Q 2016 and colder-than-normal weather in 1Q 2015

ATLANTA, May 4, 2016 -- AGL Resources Inc. (NYSE: GAS) today reported first quarter 2016 net income, excluding merger expenses, of $184 million, or $1.53 per diluted share, compared to $193 million, or $1.62 per share, for the same period in 2015. Net income excluding merger expenses and wholesale services was $157 million, or $1.30 per diluted share, compared to $159 million, or $1.34 per share.

“Despite warmer-than-normal weather in the first quarter of this year, performance at each business segment surpassed our expectations driven by our infrastructure investment programs, higher customer usage, lower expenses and an effective weather hedging program," said Andrew W. Evans, AGL Resources’ President and Chief Executive Officer. "In addition to solid first quarter business performance, we have made significant progress on our pending merger with Southern Company. We have obtained state regulatory approvals in California, Georgia, Virginia, and Maryland. While we still have pending applications in Illinois and New Jersey, we are pleased with our progress and continue to expect the transaction to close in the second half of 2016.”

Earnings per Share (EPS):

	Three Months Ended March 31,
Per share information	2016	2015
Diluted EPS - consolidated	$1.51	$1.62
Add: merger expenses	0.02	—
Diluted EPS - adjusted for merger expenses	1.53	1.62
Less: wholesale services	0.23	0.28
Diluted EPS - adjusted for merger expenses and wholesale services	$1.30	$1.34

Earnings Before Interest and Taxes (EBIT):

	Three Months Ended March 31,
In millions	2016	2015	Variance	Contribution
Distribution operations(1)	$234	228	6	65%
Retail operations(1)	80	87	(7)	23%
Wholesale services	44	56	(12)	12%
Midstream operations	(1)	(2)	1	—%
Other (1)(2)	(6)	(2)	(4)	—%
Total	351	$367	(16)	100%
Total - excluding merger expenses	$354	$367	(13)

(1)	Warmer-than-normal weather, net of the impact of weather hedging, impacted results by $(5) million in Q1 2016, compared to a $17 million impact from colder-than-normal weather in Q1 2015.

(2)	EBIT for Q1 2016 includes merger expenses of $3 million.

Excluding merger expenses, for the quarter ended March 31, 2016, the primary driver of the $13 million quarter-over-quarter decrease in EBIT was lower commercial activity driven by lower price volatility in the wholesale services segment.

Excluding wholesale services and merger expenses, first quarter 2016 EBIT decreased by $1 million due primarily to the following:

•	Increased operating margin from infrastructure replacement programs of $17 million in the distributions operations segment; and

•	Increased non-weather consumption of $7 million in the distribution operations segment due to higher usage and customer growth; offset by

•
A $22 million negative weather impact, net of the impact of hedges and related costs, in the distribution operations and retail operations segments due to warmer-than-normal weather during 2016, compared to colder-than-normal weather in 2015; and

•	Higher depreciation expense in the distribution operations segment of $6 million due to additional assets placed in service.

INTEREST EXPENSE, INCOME TAXES AND NONCONTROLLING INTEREST

•	Interest expense for the first quarter of 2016 was $47 million, an increase of $3 million compared to the first quarter of 2015, due to interest associated with our senior note issuance in Q4 2015.

•	Income tax expense for the first quarter of 2016 was $111 million, a decrease of $(7) million compared to the first quarter of 2015 due to lower earnings.

•
Net income attributable to noncontrolling interest was $11 million and $12 million for the first quarter of 2016 and 2015, respectively. This reflects the 15% share of earnings attributable to the company's SouthStar Energy Services joint venture partner.

SOUTHERN COMPANY / AGL RESOURCES MERGER UPDATES

The proposed merger is subject to approval by certain regulatory authorities and other customary closing conditions. To date, the proposed merger has been approved by the Maryland Public Service Commission, the Georgia Public Service Commission, the California Public Utilities Commission, the Virginia State Corporation Commission and our shareholders. The company expects the transaction to close in the second half of 2016.

AGL Resources has suspended its earnings conference calls due to the proposed merger and related regulatory filings and approval processes, which are pending in several jurisdictions. A presentation with earnings highlights will be posted in the Investor Relations section of www.aglresources.com.

About AGL Resources
.
AGL Resources (NYSE:GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves over one million retail customers through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a Fortune 500 company and a member of the S&P 500 Index.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements include matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "proposed," "seek," "should," "target," "would" or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from Andrew W. Evans and statements regarding the proposed merger with Southern Company.

Actual results may differ materially from those suggested by the forward-looking statements for a number of reasons including, but not limited to, the failure to obtain, on a timely basis or otherwise, the remaining required regulatory approvals in connection with the proposed merger with Southern Company (including the terms of such approvals); the risk that another condition to closing of the merger may not be satisfied; changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, project delays, adequacy of supply of diversified vendors and unexpected changes in project costs, including the cost of funds to finance these projects and our ability to recover our costs from our customers; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully integrate operations that we have or may acquire or develop in the future; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. There can be no assurance that the proposed merger with Southern Company will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in this press release, as well as under Item 1A in the company’s Form 10-K for the fiscal year ended December 31, 2015. The company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the company, investors and security holders should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the transaction or other matters attributable to the company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

There may also be other factors that we do not anticipate or that we do not recognize are material that could cause results to differ materially from our expectations. Forward-looking statements speak only as of the date they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.
Supplemental Information
Management evaluates segment financial performance based on operating margin and EBIT, which include the effects of corporate expense allocations. The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure that is calculated as operating revenues minus cost of goods sold and revenue tax expense in distribution operations. Operating margin excludes operation and maintenance expenses, depreciation and amortization, taxes other than income taxes and merger-related expenses, which are included in the calculation of operating income as calculated in accordance with GAAP and reflected on the unaudited Condensed Consolidated Statements of Income. The company believes that operating margin provides useful information to management and investors regarding the contribution resulting from customer growth in our distribution operations segment since the cost of goods sold and revenue tax expenses can vary significantly and are generally billed directly to our customers. We further believe that operating margin at our retail operations, wholesale services and midstream operations segments allows us to focus on a direct measure of operating margin before overhead costs.

AGL Resources presented non-GAAP measures of adjusted EPS and adjusted net income that exclude the impacts of our wholesale services segment and merger-related expenses. The company believes presenting EPS and net income excluding wholesale services provides investors with an additional measure of operating performance that excludes the volatility that results from mark-to-market and lower of weighted average cost or current market price accounting adjustments in the wholesale services segment. As the company does not regularly engage in transactions of the magnitude of the proposed merger with Southern Company, and consequently does not regularly incur merger expenses of correlative size, the company believes presenting EPS and net income excluding merger expenses provides investors with an additional measure of AGL Resources’ core operating performance. Details related to the adjustments for merger-related expenses are included in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our 2015 Form 10-K.

Operating margin, adjusted EPS and adjusted net income should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources, operating income or EPS as determined in accordance with GAAP. In addition, the company's operating margin, adjusted EPS and adjusted net income may not be comparable to similarly titled measures of another company. Reconciliation of non-GAAP financial measures referenced in this press release is attached to this release and available on the company's Website at http://www.aglresources.com/ under the Investor Relations section.

AGL RESOURCES INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,		Increase
In millions, except per share amounts	2016	2015	(Decrease)
Operating revenues (includes revenue taxes of $40 and $56 for the three months ended March 31, 2016 and 2015, respectively)	$1,334	$1,721	$(387)
Operating expenses
Cost of goods sold	578	935	(357)
Operation and maintenance	241	249	(8)
Depreciation and amortization	102	97	5
Taxes other than income taxes	62	76	(14)
Merger-related expenses	3	—	3
Total operating expenses	986	1,357	(371)
Operating income	348	364	(16)
Other income	3	3	—
Interest expense, net	(47)	(44)	(3)
Income before income taxes	304	323	(19)
Income tax expense	111	118	(7)
Net income	193	205	(12)
Less net income attributable to noncontrolling interest	11	12	(1)
Net income attributable to AGL Resources	$182	$193	$(11)
Per common share information
Basic	$1.52	$1.62	$(0.10)
Diluted	1.51	1.62	(0.11)
Weighted average number of common shares outstanding
Basic	120.1	119.3
Diluted	120.4	119.6

AGL Resources Inc.
Reconciliation of Net Income Attributable to AGL Resources to
Net Income Excluding Merger Expenses and Wholesale Services
(Unaudited)

	Three Months Ended March 31,
In millions	2016	2015
Net income attributable to AGL Resources	$182	$193
Add: merger expenses	2	—
Net income - adjusted for merger expenses	$184	$193
Less: wholesale services	27	34
Net income - adjusted for merger expenses and wholesale services	$157	$159

Contacts:

Financial
Sarah Stashak
Director, Investor Relations
Office: 404-584-4577
sstashak@aglresources.com

Media
Kristie Swink Benson, APR
Director, PR & Media Relations
Office: 404-584-3167
kbenson@aglresources.com